UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

OnTrack Innovations Ltd.
(Name of Issuer)

Common Stock, no par value per share
(Title of Class of Securities)

M8791A109
(CUSIP Number)

February 4, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

      ☐     Rule 13d-1(b)
      ☑     Rule 13d-1(c)
      ☐     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting  person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: M8791A109
1 NAME OF REPORTING PERSON Fortress Partners Securities LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5 SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED	6 SHARED VOTING POWER 1,281,442
BY EACH REPORTING	7 SOLE DISPOSITIVE POWER 0
PERSON WITH	8 SHARED DISPOSITIVE POWER 1,281,442
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,281,442
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.61% based on 22,860,102 shares of common stock outstanding as of June 23, 2009.
12 TYPE OF REPORTING PERSON OO

CUSIP No.: M8791A109
1 NAME OF REPORTING PERSON Fortress Partners Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5 SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED	6 SHARED VOTING POWER 1,281,442*
BY EACH REPORTING	7 SOLE DISPOSITIVE POWER 0
PERSON WITH	8 SHARED DISPOSITIVE POWER 1,281,442*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,281,442
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.61% based on 22,860,102 shares of common stock outstanding as of June 23, 2009.
12 TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the 100% owner of Fortress Partners Securities LLC.

CUSIP No.: M8791A109
1 NAME OF REPORTING PERSON Fortress Partners GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5 SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED	6 SHARED VOTING POWER 1,281,442*
BY EACH REPORTING	7 SOLE DISPOSITIVE POWER 0
PERSON WITH	8 SHARED DISPOSITIVE POWER 1,281,442*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,281,442
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.61% based on 22,860,102 shares of common stock outstanding as of June 23, 2009.
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the general partner of Fortress Partners Fund LP.

CUSIP No.: M8791A109
1 NAME OF REPORTING PERSON Fortress Principal Investment Holdings IV LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5 SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED	6 SHARED VOTING POWER 1,281,442*
BY EACH REPORTING	7 SOLE DISPOSITIVE POWER 0
PERSON WITH	8 SHARED DISPOSITIVE POWER 1,281,442*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,281,442
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.61% based on 22,860,102 shares of common stock outstanding as of June 23, 2009.
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the 100% owner of Fortress Partners GP LLC.

CUSIP No.: M8791A109
1 NAME OF REPORTING PERSON Fortress Partners Offshore Securities LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5 SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED	6 SHARED VOTING POWER 451,483
BY EACH REPORTING	7 SOLE DISPOSITIVE POWER 0
PERSON WITH	8 SHARED DISPOSITIVE POWER 451,483
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 451,483
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.97% based on 22,860,102 shares of common stock outstanding as of June 23, 2009.
12 TYPE OF REPORTING PERSON OO

CUSIP No.: M8791A109
1 NAME OF REPORTING PERSON Fortress Partners Master Fund L.P.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	5 SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED	6 SHARED VOTING POWER 451,483*
BY EACH REPORTING	7 SOLE DISPOSITIVE POWER 0
PERSON WITH	8 SHARED DISPOSITIVE POWER 451,483*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 451,483
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.97% based on 22,860,102 shares of common stock outstanding as of June 23, 2009.
12 TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the 100% owner of Fortress Partners Offshore Securities LLC.

CUSIP No.: M8791A109
1 NAME OF REPORTING PERSON Fortress Partners Offshore Master GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5 SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED	6 SHARED VOTING POWER 451,483*
BY EACH REPORTING	7 SOLE DISPOSITIVE POWER 0
PERSON WITH	8 SHARED DISPOSITIVE POWER 451,483*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 451,483
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.97% based on 22,860,102 shares of common stock outstanding as of June 23, 2009.
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the general partner of Fortress Partners Master Fund L.P.

CUSIP No.: M8791A109
1 NAME OF REPORTING PERSON Fortress Partners Advisors LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5 SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED	6 SHARED VOTING POWER 1,732,925*
BY EACH REPORTING	7 SOLE DISPOSITIVE POWER 0
PERSON WITH	8 SHARED DISPOSITIVE POWER 1,732,925*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,732,925
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.58% based on 22,860,102 shares of common stock outstanding as of June 23, 2009.
12 TYPE OF REPORTING PERSON IA

*  Solely in its capacity as the investment advisor of each of Fortress Partners Fund LP and Fortress Partners Master Fund L.P.

CUSIP No.: M8791A109
1 NAME OF REPORTING PERSON Fortress Investment Holdings II LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5 SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED	6 SHARED VOTING POWER 1,732,925*
BY EACH REPORTING	7 SOLE DISPOSITIVE POWER 0
PERSON WITH	8 SHARED DISPOSITIVE POWER 1,732,925*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,732,925
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.58% based on 22,860,102 shares of common stock outstanding as of June 23, 2009.
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the 100% owner of Fortress Partners Advisors LLC.

CUSIP No.: M8791A109
1 NAME OF REPORTING PERSON Fortress Operating Entity I L.P.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5 SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED	6 SHARED VOTING POWER 1,732,925*
BY EACH REPORTING	7 SOLE DISPOSITIVE POWER 0
PERSON WITH	8 SHARED DISPOSITIVE POWER 1,732,925*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,732,925
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.58% based on 22,860,102 shares of common stock outstanding as of June 23, 2009.
12 TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the 100% owner of each of Fortress Partners Offshore Master GP LLC, Fortress Investment Holdings II LLC and
  Fortress Principal Investment Holdings IV LLC.

CUSIP No.: M8791A109
1 NAME OF REPORTING PERSON FIG Corp.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5 SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED	6 SHARED VOTING POWER 1,732,925*
BY EACH REPORTING	7 SOLE DISPOSITIVE POWER 0
PERSON WITH	8 SHARED DISPOSITIVE POWER 1,732,925*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,732,925
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.58% based on 22,860,102 shares of common stock outstanding as of June 23, 2009.
12 TYPE OF REPORTING PERSON CO

*  Solely in its capacity as the general partner of Fortress Operating Entity I L.P.

CUSIP No.: M8791A109
1 NAME OF REPORTING PERSON Fortress Investment Group LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5 SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED	6 SHARED VOTING POWER 1,732,925*
BY EACH REPORTING	7 SOLE DISPOSITIVE POWER 0
PERSON WITH	8 SHARED DISPOSITIVE POWER 1,732,925*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,732,925
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.58% based on 22,860,102 shares of common stock outstanding as of June 23, 2009.
12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the holder of all of the issued and outstanding shares of beneficial interest of FIG Corp.

Item 1.

(a)	Name of Issuer:

The name of the issuer is OnTrack Innovations Ltd. (the “Issuer”).

(b)	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at Z.H.R Industrial Zone, P.O. Box 32, Rosh Pina 12000, Israel.

Item 2.

(a)	Name of Person Filing:

This statement is filed by:

	(i)	Fortress Partners Securities LLC, a Delaware limited liability company;

	(ii)	Fortress Partners Fund LP, a Delaware limited partnership, is the 100% owner of Fortress Partners Securities LLC;

	(iii)	Fortress Partners GP LLC, a Delaware limited liability company, is the general partner of Fortress Partners Fund LP;

	(iv)	Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the 100% owner of Fortress Partners GP LLC;

	(v)	Fortress Partners Offshore Securities LLC, a Delaware limited liability company;

	(vi)	Fortress Partners Master Fund L.P., a Cayman Islands exempted limited partnership, is the 100% owner of Fortress Partners Offshore Securities LLC;

	(vii)	Fortress Partners Offshore Master GP LLC, a Delaware limited liability company, is the general partner of Fortress Partners Master Fund L.P.;

	(viii)	Fortress Partners Advisors LLC, a Delaware limited liability company, is the investment advisor of Fortress Partners Fund LP and Fortress Partners Master Fund L.P.;

	(ix)	Fortress Investment Holdings II LLC, a Delaware limited liability company, is the 100% owner of Fortress Partners Advisors LLC;

(x)
Fortress Operating Entity I L.P., a Delaware limited partnership, is the 100% owner of each of Fortress Partners Offshore Master GP LLC, Fortress Investment Holdings II LLC and Fortress Principal Investment Holdings IV LLC;

	(xi)	FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I L.P.; and

	(xii)	Fortress Investment Group LLC, a Delaware limited liability company, is holder of all the issued and outstanding shares of beneficial interest of FIG Corp.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

	(b)	Address of Principal Business Office:

The address of the principal business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Michael Cohn.

	(c)	Citizenship:

Each of Fortress Partners Securities LLC, Fortress Partners GP LLC, Fortress Partners Offshore Securities LLC, Fortress Partners Offshore Master GP LLC, Fortress Partners Advisors LLC, Fortress Investment Holdings II LLC, Fortress Principal Investment Holdings IV LLC, and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Fortress Partners Fund LP and Fortress Operating Entity I L.P. is a limited partnership organized under the laws of the State of Delaware.  Fortress Partners Master Fund L.P. is an exempted limited partnership organized under the laws of the Cayman Islands.  FIG Corp. is a corporation organized under the laws of the State of Delaware.

	(d)	Title of Class of Securities:

Common Stock, par value NIS 0.10 per share (the “Common Stock”)

	(e)	CUSIP Number:

M8791A109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

As of February 4, 2010, Fortress Partners Securities LLC is the beneficial owner of 1,281,442 shares of Common Stock.  As of February 4, 2010, Fortress Partners Offshore Securities LLC is the beneficial owner of 451,483 shares of Common Stock.

The percentages used in this Item 4 are calculated based on 22,860,102 shares of Common Stock outstanding as of June 23, 2009 as reported in the Issuer’s Form 20-F for the fiscal year ended December 31, 2008.

A.	Fortress Partners Securities LLC
(a)	Amount beneficially owned: 1,281,442
(b)	Percent of class: 5.61%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,281,442
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,281,442

B.	Fortress Partners Fund LP
(a)	Amount beneficially owned: 1,281,442
(b)	Percent of class: 5.61%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,281,442
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,281,442

C.	Fortress Partners GP LLC
(a)	Amount beneficially owned: 1,281,442
(b)	Percent of class: 5.61%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,281,442
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,281,442

D.	Fortress Principal Investment Holdings IV LLC
(a)	Amount beneficially owned: 1,281,442
(b)	Percent of class: 5.61%
(c	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,281,442
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,281,442

E.	Fortress Partners Offshore Securities LLC
(a	Amount beneficially owned: 451,483
(b)	Percent of class: 1.97%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 451,483
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 451,483

F.	Fortress Partners Master Fund L.P.
(a)	Amount beneficially owned: 451,483
(b)	Percent of class: 1.97%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 451,483
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 451,483

G.	Fortress Partners Offshore Master GP LLC
(a)	Amount beneficially owned: 451,483
(b)	Percent of class: 1.97%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 451,483
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 451,483

H.	Fortress Partners Advisors LLC
(a)	Amount beneficially owned: 1,732,925
(b)	Percent of class: 7.58%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,732,925
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,732,925

I.	Fortress Investment Holdings II LLC
(a)	Amount beneficially owned: 1,732,925
(b)	Percent of class: 7.58%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,732,925
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,732,925

J.	Fortress Operating Entity I L.P.
(a)	Amount beneficially owned: 1,732,925
(b)	Percent of class: 7.58%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,732,925
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,732,925

K.	FIG Corp.
(a)	Amount beneficially owned: 1,732,925
(b)	Percent of class: 7.58%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,732,925
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,732,925

L.	Fortress Investment Group LLC
(a)	Amount beneficially owned: 1,732,925
(b)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,732,925
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,732,925

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of a Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2010
FORTRESS PARTNERS SECURITIES LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2010

FORTRESS PARTNERS FUND LP

BY:	FORTRESS PARTNERS GP LLC its general partner

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2010

FORTRESS PARTNERS GP LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2010

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2010

FORTRESS PARTNERS OFFSHORE SECURITIES LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2010

FORTRESS PARTNERS MASTER FUND L.P.

BY:	FORTRESS PARTNERS OFFSHORE MASTER GP LLC its general partne r

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2010

FORTRESS PARTNERS OFFSHORE MASTER GP LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2010

FORTRESS PARTNERS ADVISORS LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2010

FORTRESS INVESTMENT HOLDINGS II LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2010

FORTRESS OPERATING ENTITY I L.P.

BY:	FIG CORP. its general partner

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2010

FIG CORP.

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2010

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit
1
Joint Filing Agreement, dated February 12, 2010, by and among Fortress Partners Securities LLC, Fortress Partners Fund LP, Fortress Partners GP LLC, Fortress Principal Investment Holdings IV LLC, Fortress Partners Offshore Securities LLC, Fortress Partners Master Fund L.P., Fortress Partners Offshore Master GP LLC, Fortress Partners Advisors LLC, Fortress Investment Holdings II LLC, Fortress Operating Entity I LP, FIG Corp., and Fortress Investment Group LLC.

Exhibit 1

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT, dated as of February 12, 2010, is entered into by and among Fortress Partners Securities LLC, Fortress Partners Fund LP, Fortress Partners GP LLC, Fortress Principal Investment Holdings IV LLC, Fortress Partners Offshore Securities LLC, Fortress Partners Master Fund L.P., Fortress Partners Offshore Master GP LLC, Fortress Partners Advisors LLC, Fortress Investment Holdings II LLC, Fortress Operating Entity I LP, FIG Corp., and Fortress Investment Group LLC (collectively referred to herein as the “Parties” and each individually as a “Party”). Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that Schedule 13G is filed on behalf of each such Party and that all subsequent amendments to the Statement on Schedule 13G shall be filed on behalf of each of the Parties without the necessity of executing or filing additional joint filing agreements.  The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

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IN WITNESS WHEREOF, the Parties hereto have executed this Joint Filing Agreement as of the day and year first above written.

FORTRESS PARTNERS SECURITIES LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

FORTRESS PARTNERS FUND LP

BY:	FORTRESS PARTNERS GP LLC its general partner

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

FORTRESS PARTNERS GP LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	General Counsel

FORTRESS PARTNERS OFFSHORE SECURITIES LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

FORTRESS PARTNERS MASTER FUND L.P.

BY:	FORTRESS PARTNERS OFFSHORE MASTER GP LLC its general partner

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

FORTRESS PARTNERS OFFSHORE MASTER GP LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

FORTRESS PARTNERS ADVISORS LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

FORTRESS INVESTMENT HOLDINGS II LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Authorized Signatory

FORTRESS OPERATING ENTITY I L.P.

BY:	FIG CORP. its general partner

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel

FIG CORP.

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel